Exhibit 10.4.3


                                January 10, 2002


Mr. L. Theodore Van Eerden
5610 NE 265th Street
Ridgefield, WA  98642

         Re:      Employee Retention Incentive Agreement

Dear Ted:

         This Letter Agreement ("Agreement") is entered into between InterDent, Inc., a Delaware corporation (the "Company"), and L. Theodore Van Eerden ("Employee").

         In May 2000, the Company granted Employee a stock option under the Company's 1999 Stock Incentive Plan (the "Option") to purchase a total of 175,000 shares of Company common stock for $3.93 per share. The Option became exercisable for 40% of the shares immediately upon grant, with the balance becoming exercisable ratably over the next 48 months. Unless previously exercised, the Option will expire on May 23, 2010.

         As a result of a 1-for-6 reverse stock split effective on August 7, 2001, the Option currently represents the right to purchase a total of 29,167 shares of Company common stock for $23.58 per share.

         To encourage Employee to remain in the employ of the Company, the Company desires to grant Employee certain rights with respect to the Option as set forth in the below terms of the Agreement:

         1.       Option Cash-out Right.

                  (a) Subject to the terms and conditions of this Agreement, the Company hereby grants to Employee the right (the "Cash-out Right"), commencing on June 16, 2002 and continuing until the expiration or earlier termination of the Option, to surrender all or any part of that portion of the Option representing the right to purchase 15,000 shares of Company common stock in exchange for a cash payment from the Company equal to $13.17 for each Option share so surrendered, subject to applicable tax withholding. Accordingly, if exercised in full, the Cash-out Right will result in Employee surrendering a 15,000-share portion of the Option for a cash payment of $197,550, subject to applicable tax withholding. The number of Option shares subject to the Cash-out Right and the amount of the cash payment per Option share shall be subject to appropriate adjustment in the event of any future stock split, stock dividend, reverse stock split, combination of shares, merger or the like.

                  (b) If, prior to June 16, 2002, Employee's employment with the Company is terminated by the Company for "cause" (as defined in Section 8(b) of the Employment Agreement dated March 11, 1999 between Employee and the Company, as amended) or by Employee without "good reason" (as defined in Section 8(c) of the Employment Agreement dated March 11, 1999 between Employee and the Company, as amended), then the Cash-out Right shall not become exercisable by Employee and shall be forfeited.

                  (c) If, prior to June 16, 2002 (but subject to subsection (d) below), Employee's employment with the Company is terminated by the Company without "cause" or by Employee for "good reason", then the Cash-out Right shall become exercisable by Employee for a portion of the Option shares determined by multiplying 15,000 by a fraction, the numerator of which shall be the number of full one-month periods from June 16, 2000 to the date of termination of Employee's employment and the denominator of which shall be 24. In that event the Cash-out Right shall remain exercisable until termination of the Option.

                  (d) If, prior to June 16, 2002, a "change in control" (as defined in Section 9 of the Employment Agreement dated March 11, 1999 between Employee and the Company, as amended) occurs following which Employee's employment with the Company is terminated by the Company without "cause" or by Employee for "good reason", then the Cash-out Right shall become exercisable in full by Employee and shall remain exercisable until termination of the Option.

                  (e) To exercise the Cash-Out Right, Employee shall give written notice to the Company in accordance with Section 2(b) below specifying the number of Option shares as to which he desires to exercise the Cash-Out Right. The amount to which Employee is entitled upon such exercise shall be paid by the Company to Employee within five days after the effective date of such notice.

         2.       Miscellaneous.

         (a) Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Employee.

                  (b) Notices. Any notice required or permitted under this Agreement shall be in writing and shall be effective when delivered personally or by facsimile to the party to whom it is addressed or two days after it is deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, in each case addressed to the Company,
Attention: Chief Executive Officer, at its principal executive offices or to Employee at the address of Employee in the Company's records, or at such other address as such party may designate by ten (10) days' advance written notice to the other party.

                  (c) Assignment; Rights and Benefits. Employee shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company's successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Employee's heirs, executors, administrators, successors and assigns.

                  (d) Applicable Law; Attorneys' Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of California. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys' fees to be set by the trial court and, upon any appeal, the appellate court.

         (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

         If you agree with the terms set out in this Agreement, please sign the enclosed copy of this letter and return it to me.

                                          Very truly yours,

                                          INTERDENT, INC.

                                          By     H. WAYNE POSEY
                                                 --------------
                                          Title   Chairman and CEO

ACCEPTED AND AGREED TO:

L. THEODORE VAN EERDEN
L. Theodore Van Eerden